EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Jennifer Carberry

NYFIX, Inc.
(203) 425-8000 or
info@nyfix.com
www.nyfix.com

NYFIX’S INDEPENDENT PUBLIC ACCOUNTING FIRM RESIGNS

STAMFORD, CT, October 27, 2005: NYFIX, Inc. (NASDAQ: NYFXE), a leader in technology solutions for the financial marketplace, today announced that it was advised on a telephone call after market close yesterday that Deloitte & Touche LLP had resigned as the Company’s independent registered public accounting firm. The Company is working expeditiously to engage another independent registered public accounting firm.

The Nasdaq Stock Market Listing Qualifications Panel determined to continue the listing of the Company’s securities on The NASDAQ National Market, subject to the Company’s filing of its 2005 Form 10-Q for the period ended June 30, 2005, on or before October 31, 2005. As previously reported, the Company expects to restate its audited financial statements for the years ended December 31, 2004, 2003 and 2002 included in its 2004 Annual Report on Form 10-K and expects to restate its unaudited results for the three months ended March 31, 2005, included in its First Quarter 2005 Quarterly Report on Form 10-Q. The expected restatement relates to accounting for stock options. The Company believes that non-cash compensation expense, primarily in the years 1999 to 2004, was understated by what it currently computes to be approximately $2 million. The Company had requested another extension from the Panel. With the Company’s independent registered public accounting firm resigning, and the accompanying delay in engaging another firm and filing its financial statements, the Company does not expect that the Panel will grant its request for an extension. If the extension is not granted, the Company anticipates that it will be delisted from The NASDAQ National Market.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, middle-office trade automation technologies and trade communication technologies. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London’s Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.